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                                                                     EXHIBIT 5.1

June 14, 2004



Harmonic Inc.
549 Baltic Way
Sunnyvale, California 94089

RE:  REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

We have examined the registration statement on Form S-8 filed by Harmonic Inc. ("you" or the "Company") with the Securities and Exchange Commission on June 14, 2004 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 2,000,000 shares of the Company's common stock ("Common Stock") under the Company's 2002 Employee Stock Purchase Plan, and 5,485,129 shares of Common Stock under the Company's 1995 Stock Plan. Such shares of Common Stock are referred to herein as the "Shares," and such plans are referred to herein as the "Plans." As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the shares will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                              Very truly yours,


                                            /s/ WILSON SONSINI GOODRICH & ROSATI
                                            ------------------------------------
                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation